Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Press Contact:
Joe Hassett	Katie Nicolai
Senior Vice President	Account Executive
Gregory FCA	Gregory FCA
610-228-2110	610-228-2128
joeh@gregcomm.com	katien@gregcomm.com

USA TECHNOLOGIES ISSUES LETTER TO SHAREHOLDERS

Malvern, PA – July 26, 2011 – USA Technologies (NASDAQ: USAT) issued the following letter to Shareholders today:

Dear Shareholder,

At the USA Technologies, Inc. (“USAT”) annual shareholders meeting on June 13, 2011, I stated that the Company would achieve record revenues for the quarter ended June 30, 2011, as well as record recurring revenues from license and transaction fees, cashless transactions processed, and record new customers.

With the quarter now ended, I am delighted to report that USAT has achieved those anticipated results.

At our shareholders meeting, I indicated that we were headed for a significant leap in sales for fiscal 2011 compared to fiscal 2010. Our unaudited total revenue for fiscal 2011 is approximately $22.9 million, an increase of 45 percent compared to $15.8 million a year earlier. Five years ago, our fiscal year ended June 30, 2006 annual total revenue was $6.4 million.

On June 13, I indicated that annualized recurring revenue in license and transaction fee revenues would be up significantly. They were. Unaudited fiscal year recurring revenue from license and transaction fees totaled approximately $16.4 million, an increase of 76 percent from $9.3 million a year ago. Five years ago our recurring revenue was just $1.2 million.

Unaudited gross profit grew by 59 percent, totaling approximately $7.8 million for the fiscal year, up from $4.9 million for the fiscal year ended June 30, 2010.

I predicted that the quarter ended June 30, 2011 would set a new record for total revenue of approximately $7 million, of which $5 million would be made up of recurring network service and transaction processing fees. Once again, we delivered. The unaudited June 30, 2011 quarter total revenue is up approximately 53 percent from the approximately $4.5 million in total revenue earned for the same quarter a year ago. Revenues in the June 30, 2011 quarter were more than the entire fiscal year total revenues just five years ago. The unaudited recurring revenue for the June, 30 2011 quarter grew approximately 72 percent from the $2.9 million earned for the same quarter a year earlier.

There’s more good news to report. At the shareholder meeting, I forecasted that by June 30, 2011, we would add 200 new customers and grow our customer base to 2,000. We did. We almost doubled the 1,050 customers we had just a year earlier.

In addition, we ended the fiscal year 2011 with approximately 119,000 connections. We grew connections 45 percent from the 82,000 connections just a year ago. Finally, I forecasted that the number of transactions we processed for our customers during the June 2011 quarter would grow to more than 20 million, totaling an aggregate dollar value of approximately $37 million. We hit our goal. We processed 22.5 million transactions in the June 30, 2011 fiscal quarter compared with 11.7 million the same quarter 12 months ago, up 92 percent. And the dollar value of transactions processed for our customers grew 80 percent to $37.4 million, from $20.8 million a year ago.

And still there’s more good news. Today, USA Technologies is virtually debt free, and we have approximately $13 million available in cash (unaudited), ready for investment in the Company’s future growth. As I told shareholders a month ago, based on the revenues during April 2011, USAT was currently on an annual run rate of $ 28 million in revenue, and based on anticipated recurring revenues for the June 30, 2011 quarter, USAT was currently on an annual run rate of $ 20 million of recurring revenue.

The reason for this growth is evident. Customers in the self serve, small ticket traditional food and beverage vending industries we serve are rewarding us for our product innovation, our services, and particularly for our unique sales incentives, such as JumpStart. JumpStart is a sales winner and competition killer. It allows operators the ability to acquire our ePort cashless technology and services for a small monthly fee. There is no need for operators to make an upfront capital investment. JumpStart is industry unique and our most effective and successful customer ‘buy-in’ incentive.

USAT pioneered cashless payment, contactless payment, and JumpStart in the self serve, small ticket vending, kiosks and self-serve POS industries. No one else in the markets we serve offers a sales incentive like JumpStart. And we are the small ticket, traditional beverage and food vending industry’s only one-stop-shop, total solution provider. We provide our customers and that industry everything they need to go cashless.

We believe that the recent growth of our business illustrates that our industry’s conversion to cashless payment is accelerating. We are convinced that the small ticket food and beverage vending industry is reaching the “Tipping Point” in going cashless. Cashless is giving consumers the ease and convenience they want when making payment at a vending machine. If the consumer has no cash, they most likely will have a credit or debit card.

When it comes to the very latest NFC (near-field communication) payment trend, we were there from the beginning, ideally positioned and ready to capitalize on the anticipated move to NFC payment. As more advanced contactless and NFC payment methods emerge, and bring greater operator and consumer convenience, efficiency and security, we believe that mobile commerce may grow to mainstream usage.

Our ePort G8 cashless terminal is capable of accepting all forms of payment, from traditional swipe cards, to contactless cards and tags, and NFC equipped mobile phones where consumers could make payments with their cell phones.

We have entered the era of the active merchant and mobile consumer, and that’s where USAT intends to lead, and grow. We believe that never has the future of vending and self-serve retail commerce looked more promising or exciting than now.

Small ticket, food and beverage vending is USAT’s biggest market for cashless solutions, but we are also receiving increasing requests and seeing more conversion to cashless in ’other’ self-serve retail industries such as kiosks, laundry services, automotive, and amusement industries. The cashless option is helping these ‘other’ self-serve businesses overcome the same challenges the vending industry experienced, such as limitations on how much cash or coin a consumer carries, price elasticity barriers, as well as growing demand from consumers wanting to use credit or debit.

Our over-riding goal is to improve the consumer’s purchasing experience, and grow business for our customers. The interactivity that may be offered by mobile commerce where operators could transmit discounts, coupons, sales incentives and advertising to a consumer’s cell phone, could create the potential for an entirely new, and even more convenient shopping experience. We believe that it could bring the operator and consumer closer together through communications like never before.

USA Technologies has worked long and hard executing business plans, overcoming challenges, innovating, leading, and pursuing opportunities. Now I believe that we are beginning to see the rewards for our efforts and sacrifices.

Pursuant to its processing agreements with its customers, the Company earns transaction processing fees equal to a percentage of the dollar volume processed by the Company, which are included as licensing and transaction processing revenues in its Consolidated Statements of Operations. The Company’s transaction processing volume is not indicative of the gross profit from license and transaction fees. The Company’s audited financial results for the fiscal year ended June 30, 2011 will be reported in the Company’s Form 10-K which the Company anticipates filing with the Securities and Exchange Commission by no later than September 28, 2011.

Thank you for all your support.

Sincerely,

George R Jensen Jr
Chairman and Chief Executive Officer

About USA Technologies:
USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 79 patents and has agreements with Verizon, Visa, Compass and others. Visit our website at www.usatech.com.

Forward-looking Statements:
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; whether the Company’s customers continue to utilize the Company’s transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days notice; whether the Company’s customers continue to operate or commence operating ePorts received under the Jumpstart program or otherwise at levels currently anticipated by the Company; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to obtain widespread commercial acceptance of it products; and whether the Company's existing or anticipated customers purchase or rent ePort devices in the future at levels currently anticipated by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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